United States
Securities and Exchange Commission
Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2008

CytoGenix, Inc.
(Exact name of registrant as specified in its charter)

0-26807

(Commission File Number)

Nevada

      76-0484097

(State or other jurisdiction of incorporation)

(IRS Employer Identification No.)

3100 Wilcrest Drive, Suite 140, Houston, Texas

    77042

(Address of principal executive offices)

(Zip Code)

(713) 789-0070

Registrant’s telephone number, including area code

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02

TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On March 20, 2008, CytoGenix, Inc. (the “Company”) received notice of termination of an Earnest Money Contract of a Design/Build Project (the “Construction Agreement”) with GSL Constructors, Ltd. (“GSL”) due to an alleged default by the Company under the Construction Agreement.  The Construction Agreement contemplated the design, construction and purchase by the Company of an approximately 20,000 square foot, single story office building and synthetic DNA production laboratory (the “Facility”) on approximately 2.274 acres in Harris County, Texas (the “Site”).   The total purchase price for the Facility and Site per the Construction Agreement was $3,796,577.  GSL purports to have terminated the Construction Agreement pursuant to the terms of Section 11 thereof, and pursuant to that section GSL would be entitled to the earnest money deposit and down payments made by the Company ($1,201,159.58) as liquidated damages.

The Construction Agreement was entered into as part of a business plan to commercialize the production of the Company’s proprietary synthetically manufactured DNA technology.  Subsequently, the Company found that the market for synDNA was slow to develop due to an industry infrastructure built around plasmid DNA as well as the FDA requirement for resubmission of filings necessitating the need to duplicate previous efforts upon a change from using plasmid DNA to synDNA.  Consequently the Company has changed the focus of its business plan to the commercial development of its three leading product candidates: an anti-herpes therapeutic; an avian flu vaccine; and an anti-MRSA therapeutic.

Under its new business plan the Company no longer needs the facility.  The Company was unable to find a party to assume its position under the Construction Agreement and so discontinued making payments to GSL.

The change in the Company's business plan allows it to focus its time and resources on continuing the commercial development of its leading products and is not anticipated to effect the Company’s future operations in any material respect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2008	CytoGenix, Inc.
By /s/ Malcolm H. Skolnick Malcolm H. Skolnick, Chief Executive Officer